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                                                                    EXHIBIT 10.3


                                January 10, 2001



Kevin O'Boyle
c/o ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, CA  92675

Dear Kevin,

         In order to provide a further inducement for you to remain in the employ of ChromaVision Medical Systems, Inc. (the "Company"), this letter will supplement the letter agreement between you and the Company dated as of November 6, 1996, as amended by a letter dated November 26, 1996, copies of both of which are attached.

         The supplementary provisions are as follows:

         1. In the event your employment is terminated by the Company without cause (including as a result of a change in control) or you terminate your employment for good reason, the Company will do each of the following:

                  (a) continue to pay your salary benefit for a period of one year from the date of termination of your employment at the rate in effect immediately prior to such termination in return for your agreement not to compete with the Company during the one year period, with payment to be made to you on the dates such salary would have been paid if your employment had not been terminated;

                  (b) continue your health insurance for you and your family for one year after the termination of your employment (including any period as may be required by law), except that such health insurance will be discontinued if you become re-employed and are eligible for comparable or better health insurance benefits from your new employer and, if the Company's plan will not permit such continuation of your insurance, the Company will provide comparable insurance to the extent all insureds are insurable and such insurance can be obtained at reasonable cost; and

                  (c) allow your outstanding stock options to continue to vest and be exercisable in accordance with their terms (including any acceleration provided for in your November 6, 1996 letter agreement) during the one year period of salary continuation except to the extent that the options terminate in accordance with their terms (or the terms of the plan under which they were issued) because of a change of control or other event which causes all options outstanding under that plan to terminate.

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         2. The provisions in Exhibit A of your November 6, 1996 letter agreement with respect to payment of performance contingent sums under incentive programs (bonuses, commissions etc.) and acceleration of your stock options when our employment is terminated by the Company for convenience (i.e. other than for cause, death or disability) shall also apply if you terminate your employment for good reason.

         3. You will be considered to have terminated your employment "for good reason" only if any of the following events occurs

                  (a) you terminate your employment within 12 months after the Company materially reduces your responsibilities, compensation or employee benefits provided that you have given the Company written notice of any such reduction and the Company has failed to eliminate the good reason within 15 days after receipt of the notice;

                  (b) the Company elects a new President or Chief Operating Officer and you terminate your employment by the Company only after the expiration of four full calendar months from the date the new President or Chief Operating Officer actually begins working for the Company and not later than 12 full calendar months after that date; or

                  (c) the location of the Company's principal executive office is changed to a location that is more than 50 miles from its current location.

         4. By signing this letter you acknowledge that the Company will continue to treat you as an employee for purposes of paying the benefits under this letter. All such payments are subject to such taxes and withholding requirements as may be imposed by applicable law.

         5. Nothing is this letter changes the "at will" nature of your employment relationship with the Company.

         6. Attachment A to your existing letter agreement dated November 26, 1996 states that in the event of a termination of your employment for convenience of the Company (i.e. other than for cause, death or disability) 50% of all granted but not yet vested options would vest and become exercisable immediately. To determine which options are included in the 50%, the options would become vested and become exercisable in the order they were granted until the options have become vested and exercisable for that number of shares equal to 50% of the total number of shares as to which the options were unvested and unexercisable before acceleration pursuant to that provision of your November 26, 1996 letter agreement and this paragraph 6.

         7. This letter agreement supersedes your existing letter agreement dated November 26, 1996 and the third bullet point under "Termination for Convenience (i.e. Other than for Cause)" in Exhibit A of your existing letter agreement dated November 6, 1996. Except as provided above, your existing letter agreement dated November 6,1996 shall remain in full force and effect.


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         If this letter correctly sets forth the agreement between you and the
Company, please execute this letter in the place indicated below.

                                          Yours very truly,


                                          Douglas S. Harrington, M.D,
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer


AGREED:


--------------------------------
Kevin O'Boyle

Dated: January __, 2001


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